Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $3.2 million, or 26.1%, for the three-month period ended December 31, 2021 compared with the same period last year.
●	An annualized return on average equity of 17.31% and an annualized return on average assets of 1.32% for the second quarter of fiscal year 2022.
●	Total loans increased by $56.6 million, or an annualized 10.0%, for the six-month period ended December 31, 2021.
●	Non-performing loans to total loans declined to 0.14% at December 31, 2021.
●	Total deposits increased by $121.4 million for the six-month period ended December 31, 2021 and includes $104.5 million of deposits acquired as part of the branch acquisition.

Minerva, Ohio — January 20, 2022 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $3.2 million for the second quarter of fiscal year 2022, an increase of $655 thousand, or 26.1%, from the same period last year. Earnings per share for the second quarter of fiscal year 2022 were $1.04 compared to $0.83 for the same period last year. Net income for the three months ended December 31, 2021 was positively impacted by a $1.7 million, or 24.6%, increase in net interest income, which was partially offset by a $818 thousand, or 16.9%, increase in other expenses from the same prior year period.

Net income increased to $5.8 million, or $1.92 per share, for the six months ended December 31, 2021 compared to $4.9 million, or $1.63 per share, for the six months ended December 31, 2020. The annualized return on average equity was 16.03% and the annualized return on average assets was 1.23% for the six-month period ended December 31, 2021.

“The quarterly and fiscal year to date results released today are driven by significant earning asset growth as the bank continued to deploy excess liquidity into higher yielding commercial and consumer loan balances and securities. Loan balances increased by $56.6 million to $623.0 million, which is net of Paycheck Protection Program (PPP) balances that declined by $16.8 million in the most recent quarter. Asset quality metrics further improved as non-accrual loan balances decreased by 58% from June 30, 2021 and total delinquency, including non-accrual loans and loans 30 days and over past due, declined to 0.15% of total loans at quarter end. While the direct impact of the pandemic on the balance sheet continues to wane, going forward we anticipate an increase in short term market rates and volatility across the rest of the yield curve as the pandemic continues to disrupt the financial markets,” said Ralph J. Lober II, President and Chief Executive Officer. “The latest COVID-19 virus surge has again disrupted staffing; however, our employees continue to effectively serve customers in the branch offices and in a partially remote back-office environment. I am proud of our staff’s continued resilience and accomplishments,” he continued.

Quarterly Operating Results Overview

Net income increased to $3.2 million, or $1.04 per share, for the three months ended December 31, 2021 compared to $2.5 million, or $0.83 per share, for the same period in 2020.

Net interest income increased by $1.7 million, or 24.6%, for the three months ended December 31, 2021 compared to the same period last year, with interest income increasing by $1.5 million and interest expense decreasing by $221 thousand. The net interest margin was 3.77% for the quarter ended December 31, 2021, 3.62% for the quarter ended September 30, 2021, and 3.87% for the quarter ended December 31, 2020. Interest income was positively impacted by the recognition of fees on PPP loans that were forgiven during the quarter. The PPP loans had an average balance of $17.8 million in the second quarter of fiscal year 2022 and during this same period, $1.1 million of interest and fee income was recognized on the PPP loans. The yield on average interest-earning assets was 3.92% for the quarter ended December 31, 2021 compared with 4.18% for the same prior year period. Interest expense was positively impacted by the reduction in deposit and borrowing costs as a result of lower market interest rates. The cost of funds decreased to 0.21% for the quarter ended December 31, 2021 from 0.46% for the same prior year period.

The provision for loan losses was $270 thousand for the three-month period ended December 31, 2021, compared with $130 thousand for the same period last year. The loan loss provision expense of $270 thousand recorded in the second quarter of fiscal year 2022 was primarily due to the organic growth within the loan portfolio. Net charge-offs of $15 thousand were recorded for the three-month period ended December 31, 2021.

Other income increased by $68 thousand for the three-month period ended December 31, 2021 compared to the same prior year period primarily due to debit card interchange income increasing by $77 thousand, or 17.3%, and service charges on deposit accounts increasing by $52 thousand, or 16.6%. These increases were partially offset by gains on the sale of mortgage loans decreasing by $75 thousand, or 30.5%, from the same prior year period.

Other expenses increased by $818 thousand, or 16.9%, for the three-month period ended December 31, 2021, compared to the same prior year period. Increases in salaries, employee benefits, occupancy, equipment, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended December 31, 2021.

Year-to-Date Operating Results Overview

Net income increased to $5.8 million, or $1.92 per share, for the six months ended December 31, 2021 compared to $4.9 million, or $1.63 per share, for the six months ended December 31, 2020.

On July 16, 2021, the acquisition of two branches from CFBank, National Association located in Calcutta and Wellsville, Ohio was completed. As part of the acquisition, $104.5 million of branch deposits were assumed for a 1.75% deposit premium and $15.6 million in subordinated debt securities issued by unrelated financial institutions and $19.9 million in loans were purchased. In relation to the acquisition, goodwill of $1.6 million was recorded.

Net interest income for the six months ended December 31, 2021 increased by $3.0 million compared to the same period last year, with interest income increasing by $2.5 million and interest expense decreasing by $511 thousand. The increase in interest income was primarily the result of a $190.4 million increase in average interest-earning assets from the 2021 fiscal year. The increase in average interest-earning assets was primarily a result of the addition of assets from the CFBank branch acquisition and organic growth.

The net interest margin was 3.70% for the 2022 fiscal year and 3.86% for the 2021 fiscal year. Consumers’ yield on average interest-earning assets was 3.85% for the current fiscal year compared with 4.20% for the prior fiscal year. Consumers’ cost of funds decreased to 0.22% for the current fiscal year from 0.50% for the prior fiscal year. The PPP loans had an average balance of $30.3 million for the six-month period ended December 31, 2021 and, during this same period, $2.1 million of interest and fee income was recognized on the PPP loans. This compares with an average balance of $64.9 million for the six-month period ended December 31, 2020 and the recognition of $1.8 million of interest and fee income on the PPP loans during the six-month period ended December 31, 2020.

The provision for loan losses increased to $460 thousand for the six-month period ended December 31, 2021 compared with $260 thousand for the same prior year period. Net recoveries of $1 thousand were recorded for the six-month period ended December 31, 2021. The provision for loan losses increased primarily as a result of the organic growth within the loan portfolio.

Other income increased by $200 thousand, or 8.7%, for the six-month period ended December 31, 2021 compared to the same prior year period. Debit card interchange income increased by $130 thousand, or 14.4% and service charges on deposit accounts increased by $103 thousand, or 16.6% for the six-month period ended December 31, 2021 compared to the same prior year period. These increases were partially offset by gains on the sale of mortgage loans decreasing by $53 thousand, or 11.0%, from the same prior year period.

Other expenses increased by $1.9 million, or 19.2%, for the six-month period ended December 31, 2021 compared to the same prior year period. Salaries and benefits increased by $1.1 million, or 19.5%, for the six-month period ended December 31, 2021 compared to the same prior year period primarily due to the addition of staff at three new office locations, the addition of lending staff, and increases in health care costs.

Balance Sheet and Asset Quality Overview

Assets as of December 31, 2021 totaled $954.9 million, an increase of $121.1 million, or an annualized 14.5%, from June 30, 2021. From June 30, 2021, total loans increased by $56.6 million, or an annualized 10.0%. Total available-for-sale securities increased by $62.0 million to $269.8 million as of December 31, 2021 from $207.8 million as of June 30, 2021. Since June 30, 2021, total deposits increased by $121.4 million, or an annualized 16.7% and includes $104.5 million of deposits acquired as part of the branch acquisition.

Non-performing loans were $894 thousand as of December 31, 2021 and $1.9 million as of June 30, 2021. Non-performing loans declined primarily due to the full payoff of two loans that had a balance of $831 as of June 30, 2021 that were on non-accrual for an extended period. The allowance for loan and lease losses (ALLL) as a percent of total loans at December 31, 2021 was 1.11% and net recoveries of $1 thousand were recorded for the six-month period ended December 31, 2021 compared with an ALLL to loans ratio of 1.14% at June 30, 2021 and net charge-offs of $26 thousand for the six-month period ended December 31, 2020.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio, Pennsylvania, and West Virginia. Information about Consumers National Bank can be accessed on the internet at http://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; sustained low market rates could result in a decline in the net interest margin and net interest income; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; pricing and liquidity pressures that may result; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Total interest income	$8,883	$7,417	$17,218	$14,763
Total interest expense	338	559	700	1,211
Net interest income	8,545	6,858	16,518	13,552
Provision for loan losses	270	130	460	260
Other income	1,221	1,153	2,494	2,294
Other expenses	5,649	4,831	11,481	9,630
Income before income taxes	3,847	3,050	7,071	5,956
Income tax expense	685	543	1,244	1,048
Net income	$3,162	$2,507	$5,827	$4,908
Basic and diluted earnings per share	$1.04	$0.83	$1.92	$1.63

Consolidated Statements of Financial Condition	December 31, 2021	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$21,253	$18,529	$9,045
Certificates of deposit in other financial institutions	4,548	5,825	8,599
Securities, available-for-sale	269,836	207,760	145,665
Securities, held-to-maturity	7,020	7,996	3,336
Equity securities, at fair value	432	424	2,472
Federal bank and other restricted stocks, at cost	2,472	2,472	400
Loans held for sale	838	1,457	4,770
Total loans	623,007	566,427	557,257
Less: allowance for loan losses	6,932	6,471	5,912
Net loans	616,075	559,956	551,345
Other assets	32,429	29,385	28,428
Total assets	$954,903	$833,804	$754,060
Liabilities and Shareholders’ Equity
Deposits	$848,220	$726,849	$648,362
Other interest-bearing liabilities	26,968	30,253	31,358
Other liabilities	6,557	6,802	6,632
Total liabilities	881,745	763,904	686,352
Shareholders’ equity	73,158	69,900	67,708
Total liabilities and shareholders’ equity	$954,903	$833,804	$754,060

	At or For the Six Months Ended
Performance Ratios:	December 31, 2021	December 31, 2020
Return on Average Assets (Annualized)	1.23%	1.31%
Return on Average Equity (Annualized)	16.03	14.83
Average Equity to Average Assets	7.67	8.83
Net Interest Margin (Fully Tax Equivalent)	3.70	3.86

Market Data:
Book Value to Common Share	$23.97	$22.36
Dividends Paid per Common Share (YTD)	$0.32	$0.29
Period End Common Shares	3,051,492	3,028,100

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	—%	0.01%
Non-performing Assets to Total Assets	0.10	0.28
ALLL to Total Loans	1.11	1.06